GREAT LAKES CHEMICAL CORPORATION

1993 EMPLOYEE STOCK COMPENSATION PLAN

STOCK OPTION AGREEMENT
For
NON-QUALIFIED OPTIONS

Pursuant to Great Lakes Chemical Corporation's (the "Company") 1993 Employee Stock Compensation Plan (the "Plan"), the Company has granted non-qualified options to the Optionee to purchase shares of its common stock, par value $1.00 per share, thereby affording to the Optionee an opportunity to acquire a proprietary interest in the Company and as a shareholder to share in its success, with added incentive to work effectively for, and in the interest of, the Company. The Company and the Optionee desire to enter into this Stock Option Agreement for Non-Qualified Options (the "Agreement") to evidence the terms of such Options. Any capitalized term, which is not defined herein, shall have the meaning ascribed to it in the Plan.

The Parties Hereto Agree As Follows:

1. Acknowledgment and Purchase Price of Grant. The Company hereby acknowledges that it has granted to the Optionee Non-Qualified Options to purchase all or any portion of shares of the common stock of the Company (the "Option Shares") subject to the terms and conditions specified in this Agreement. The date of said grant shall be referred to herein as the "Granting Date." Each right to purchase an Option Share shall be referred to as an "Option." The purchase price of the Option Shares covered by this Agreement shall not be less than the fair market value of an Option Share as of the Granting Date.

2. Vesting and Term. Unless sooner terminated as provided in Section 7 hereof, the Options shall expire at midnight of the day preceding the tenth anniversary of the Granting Date.

3. Exercise of Options. The Options may be exercised in accordance with the following provisions:

   a. Subject to Section 3.c. below the Optionee may exercise his or her Options, in whole or in part, with respect to the number of vested Option Shares set forth in the following schedule:

Fraction of Option Shares Vested	Date Option Shares are Vested
1/3	One year after Granting Date
1/3	Two years after Granting Date
1/3	Three years after Granting Date

b. Notwithstanding the provisions of Section 3.a. above but subject to Section 3.c. below, the Optionee may exercise his or her Options in whole or in part on or after the first anniversary of the Granting Date, if on the date of said exercise the Optionee is at least 62 years old and has retired from his employment with the Company and if said retirement took effect no earlier than on the first anniversary of the Granting Date.

c. Any exercise of the Options or any portion of the Options pursuant to Section 3.a. or 3.b. above shall be subject to all terms and restrictions in this Agreement, including the restriction that the Optionee may not exercise an Option to purchase fewer than 200 Option Shares unless such exercise is to purchase all of the Option Shares which the Optionee has the right to purchase hereunder at the time of such exercise.

4. Payment of Purchase Price. The purchase price may be paid in cash, by exchanging shares of the Company's common stock held by the Optionee for at least six months prior to the date of exercise, in a combination of cash and Company stock, or through a cashless exercise through a broker (as described in the Plan). The Optionee may determine what portion of the purchase price may be paid in cash and what portion of the purchase price may be paid in shares of common stock. Any shares of the Company's common stock used as a portion of the purchase price will be deemed to have a value per share equal to the per share closing price of the Company's common stock on the New York Stock Exchange on the last trading day prior to the date of exercise of the Options. The manner of exercise shall be by written notice of exercise, delivered to the Company's Stock Awards Program Administrator ("Program Administrator"), which written notice of exercise shall specify the number of Option Shares to be purchased by means of such exercise and shall be signed by the person exercising the Options, together with (i) a check in payment of the portion of the purchase price to be paid in cash, (ii) a certificate(s) representing shares of the Company's common stock having a value (determined in accordance with this Section) at least equal to the portion of the purchase price to be paid in shares of the Company's common stock or (iii) a notice that the Optionee has placed a market sell order with a broker with respect to Option Shares then issuable to the Optionee upon exercise of the Options, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price of the Options or the exercised portion thereof. Options shall be deemed to have been exercised on the date of the actual receipt by the Program Administrator of the written notice of exercise and the required check and/or stock certificate(s) or appropriate broker market sell notice. The Program Administrator shall deliver to the Optionee a certificate or certificates representing the Option Shares purchased upon such exercise as soon as practicable after it has taken such action as may

be necessary to that end. Unless such Option Shares have been registered under the Securities Act of 1933, as amended (or successor legislation) and under applicable state blue sky laws, said certificates shall bear an appropriate legend referring to the restriction set out in Section 8 hereof.

Notwithstanding any other provision hereof, during the 60-day period from and after a "change in control of the Company" (as defined in the Plan, as amended), (a) the Optionee, with respect to the Options, shall have the right, in lieu of the payment of the full Option price of the Option Shares being purchased under the Options and by giving written notice to the Company in a form satisfactory to the Committee or the Program Administrator, to elect (within such 60-day period) to surrender all or part of his or her Options to the Company and to receive in cash an amount equal to the amount by which the fair market value of the Option Shares on the date of exercise exceeds the price per Option Share under the Options multiplied by the number of Option Shares granted under the Options as to which the right granted by this Section shall have been exercised; and (b) the fair market value of the Option Shares shall be the higher of (X) the highest closing price on the New York Stock Exchange during the 60-day period prior to the change in control and (Y) if the change in control of the Company is the result of a transaction or series of transactions described in paragraphs (a), (b) or (c) of Section 13(A)(v) of the Plan, the highest price for shares of common stock paid in such transaction or series of transactions, which in the case of such paragraph (a) shall be the highest price for shares of common stock as reflected in a Schedule 13D filed under the Exchange Act by the person having made the acquisition.

5. Withholding Tax. At the time of payment of the purchase price, the Optionee will deliver to the Program Administrator (a) a check, (b) shares of the Company's common stock owned for at least six months, (c) authorization to withhold a portion of the Option Shares deliverable upon the exercise, or (d) any combination of the above for the amount of tax which the Company is required by law to withhold as a result of the Option exercise.

6. Restrictions. The Options shall not be assignable or transferable otherwise than by will or the laws of descent and distribution, and the Options may not be exercised by any person other than the Optionee during the lifetime of the Optionee or, in the event of his death, by his personal representative or (if it has been distributed to his legatee or heir) by his legatee or heir.

7. Termination. The Options to the extent not heretofore exercised shall terminate:

   a. forthwith, in the event of an attempt by the Optionee to transfer or dispose of the Options, or in the event that a writ of execution, attachment, or garnishment or similar process is levied upon or asserted against the Options; or

b. forthwith, upon termination of the Optionee's employment with the Company for any reason (including death or retirement of the Optionee), to the extent that the Options or any portion of the Options are not exercisable on the date of termination, or

c. three months after voluntary termination of the Optionee's employment with the Company, to the extent that the Options or any portion of the Options are exercisable on the date of termination; or

d. two years after involuntary termination of the Optionee's employment with the Company, to the extent that the Options or any portion of the Options are exercisable on the date of termination; or

e. three years after termination of the Optionee's employment with the Company if such termination is caused by the death or retirement of the Optionee, to the extent that the Options or any portion of the Options are exercisable on the date of such termination;

whichever may first occur, provided that if the Optionee dies within three months after the Optionee's employment termination date, the Optionee's estate or the person or persons to whom the Optionee's rights under the Options shall pass by will or by the laws of descent and distribution may, within three years after the Optionee's death, exercise the Options to the extent they would have been exercisable if the Optionee had exercised the Options immediately prior to the Optionee's death and provided further that the Options may not in any event be exercised after the expiration of ten years from the Granting Date. Notwithstanding any other provision hereof, in the Board's (or, if such authority is delegated by the Board, the Committee's or the Chief Executive Officer's) discretion, Options or Awards may be exercisable for a period of up to ten years after mandatory retirement under the Executive Mandatory Retirement Policy. Notwithstanding any other provision hereof, upon a "change in control of the Company" (as defined in the Plan, as amended) the Options shall immediately vest and become exercisable.

For purposes of this Section 7, an "involuntary termination" shall be deemed to have occurred only if: (a) the employee's employment has terminated at the request of the Company; (b) the employee has signed the Company's standard severance and release agreement; and (c) the employee's employment was not terminated by reason of fraud, dishonesty or willful failure to discharge the duties assigned to the employee.

8. Securities Law Compliance. The Company shall not be obligated to register any of the Option Shares under the Securities Act of 1933 (the "1933 Act"). The Optionee understands that the Optionee may not be permitted to exercise the Options if at the time of the desired exercise no registration of the Option Shares under the 1933 Act shall be effective and current and if no exemption from registration requirements of the 1933 Act shall be available with respect to such exercise. The Company shall not be obligated to make any filing under Regulation A or to take any other action which the Company may deem undesirable or which may involve any expense for the Company in order to make

available any exemption from the requirements of the 1933 Act in connection with the desired exercise of the Options. The Optionee also understands that applicable securities laws may restrict the right of the Optionee to dispose of any Option Shares which the Optionee may acquire and govern the manner in which such Option Shares may be sold. The Optionee shall not offer, sell or otherwise dispose of any of the Option Shares in any manner which would (a) require the Company to file any registration statement with the Securities Exchange Commission (the "SEC"), (b) require the Company to amend or supplement any registration statement which the Company may at any time have on file with the SEC, or (c) violate the 1933 Act or any other state or federal law.

9. Anti-dilution. If, prior to the complete exercise of the Options there shall be declared and paid a stock dividend upon the shares of common stock of the Company or if the shares shall be split up, converted, reclassified, changed into, or exchanged for, a different number or kind of securities of the Company, the Options, to the extent that they have not been exercised, shall entitle the Optionee upon the future exercise of such Options to such number and kind of securities or other property subject to the terms of the Options to which the Optionee would be entitled had the Optionee actually owned the shares subject to the unexercised portion of the Options at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or exchange; and the aggregate purchase price upon the future exercise of the Options shall be the same as if originally optioned shares were being purchased thereunder; or the Compensation and Incentive Committee shall make such other adjustment to such Option as it deems appropriate. If any such event should occur, the number of shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall be similarly adjusted.

In the event the outstanding shares of common stock of the Company shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction (other than a transaction described in the previous paragraph), then the Options shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the Option Shares would have been changed or exchanged had the Options been exercised in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding Option Share, then the kind or amount of capital stock or cash, securities or other property for which the Options shall thereafter become exercisable shall be the kind and amount so receivable per share by a plurality of the shares; or the Compensation and Incentive Committee shall make such other adjustment to such Options as it deems appropriate. If any such event should occur, the number of shares with respect to which Options remain to be issued, or with respect to which Options may be reissued, shall be similarly adjusted.

10. Subsidiary. For purposes of this Stock Options Agreement, the employment of the Optionee by any subsidiary of the Company (as defined in Section 5 of the Plan) shall constitute employment by the Company itself.

11. Disclaimer of Employment Contract. Nothing herein contained shall be construed to obligate the Company to retain the Optionee in its employ.

12. General Provisions. The headings (i.e., the underlined words) used in this Agreement are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

13. Applicable Law. This Agreement and every Award at any time granted under the Plan shall be deemed to be a contract made under the laws of the State of Indiana. For all purposes, both the Plan and every Award granted under the Plan shall be construed in accordance with and governed by the laws of the State of Indiana, without regard to its conflicts of laws principles.

5/01

(As amended May 1, 2001)